Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Advent Technologies Holdings Inc. (formerly known as AMCI Acquisition Corp.) on Amendment No. 1 to Form S-1 (Filing No. 333-253114) of our report dated March 26, 2021, with respect to our audits of the financial statements of AMCI Acquisition Corp. as of December 31, 2020 and 2019 and for the years ended December 31, 2020 and 2019, which report appears in the Prospectus, which is part of this Registration Statement. We were dismissed as auditors on February 4, 2021 and accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the period after the date of our dismissal. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp
New York, NY
March 26, 2021